Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Andrew Lipsman	John Green
comScore, Inc	comScore, Inc.
312-775-6510	703-439-2325
press@comscore.com	jgreen@comscore
comScore Appoints Kenneth Tarpey as Chief Financial Officer
Reston, VA – April 20, 2009 – comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced the appointment of Kenneth Tarpey as Chief Financial Officer, effective today. Mr. Tarpey will be succeeding John Green, who will be assuming the role of Executive Vice President and head of Human Capital.
Mr. Tarpey brings to comScore more than 25 years of financial leadership experience and expertise directing strategic operational and financial programs for public and private technology companies. Most recently, Mr. Tarpey served as CFO of ObjectVideo, Inc., a venture-backed provider of video surveillance software, where he strengthened the financial organization to support the company’s growth. Prior to ObjectVideo, Mr. Tarpey was CFO of Ai Metrix, a network optimization software company. Mr. Tarpey also served as CFO at Proxicom, where he led the company through a successful IPO and its eventual sale to Dimension Data (LSE: DDT). Before Proxicom, he served as CFO at NatSystems, a provider of software development tools. Mr. Tarpey previously served as CFO of SQA, where he also directed a successful initial public offering. Earlier, Mr. Tarpey served as a senior manager at PricewaterhouseCoopers.
Mr. Tarpey has been recognized for his expertise in leading financial strategy and growth and in 2000 was awarded “Chief Financial Officer of the Year” by the Greater Washington D.C. Technology Council. Mr. Tarpey is affiliated with numerous organizations including the CFO Forum sponsored by the Northern Virginia Technology Council and the Financial Executives Institute, and holds a BA from The College of the Holy Cross and MBA from Babson College.
Magid Abraham, comScore’s president and chief executive officer said, “We are excited to have an individual with Ken’s breadth and depth of experience joining us to lead our finance organization. Ken comes to us with considerable experience managing high-growth companies and his proven track record will be a valuable asset to us as our global expansion continues.”
Abraham added, “John will be assuming a new strategic role at comScore as Executive Vice President and head of our Human Capital department. John has been a tremendous help in getting the company to be public-ready, leading us through a successful IPO and our debut as a public company. In his new role, John will help us maximize the effectiveness of our staff and attract top notch talent to help comScore sustain its leadership position.”

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. For more information, please visit www.comscore.com/companyinfo.
SOURCE: comScore, Inc.